Exhibit 10.33

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IN RE BIOVAIL CORPORATION SECURITIES LITIGATION	Master File No. 03-CV-8917 (GEL)

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is entered into in the above-captioned action (the “Action”) by and among Lead Plaintiffs Ontario Teachers’ Pension Plan Board and Local 282 Welfare Trust Fund (“Lead Plaintiffs”) on behalf of themselves and the other members of the Class (as hereinafter defined) and Defendants Biovail Corporation (“Biovail”), and individual defendants Eugene N. Melnyk, Brian H. Crombie, John R. Miszuk, Kenneth Howling, and Rolf Reininghaus (the “Individual Defendants”) (Biovail and the Individual Defendants are collectively referred to hereinafter as the “Defendants”), by and through their undersigned respective counsel, subject to approval of the United States District Court for the Southern District of New York pursuant to Rule 23(e) of the Federal Rules of Civil Procedure.

WHEREAS:

A.            Beginning on or about November 12, 2003, thirteen class action complaints were filed in the United States District Court for the Southern District of New York against certain of the Defendants.  The actions were styled Hays v. Biovail Corp., et al., Civil Action No. 03-8917 (RO); Chrapko v. Biovail Corp et al., Civil Action No. 03-8979 (RO); Felgoise v. Biovail Corp. et al., Civil Action No. 03-09002 (unassigned); Newby v. Biovail Corp. et al., Civil Action No. 03-9011 (unassigned); Welsh v. Biovail Corp. et al., Civil Action No. 03-9293 (unassigned); Sobel v. Biovail Corp. et al., Civil Action No. 03-9480 (unassigned); Shi v. Biovail Corp. et al.,

Civil Action No. 03-9590 (RO); Abrahamson v. Biovail Corp. et al., Civil Action No. 03-9616 (JFK); Gokhale v. Biovail Corp. et al., Civil Action No. 03-9701 (GBD); Pierce v. Biovail et al., Civil Action No. 03-9914 (RO); Emery v. Biovail Corp. et al., Civil Action No. 03-10058 (unassigned); Wojciechowski v. Biovail Corp. et al., Civil Action No. 03-10221 (HB); Rand v. Biovail Corp. et al., Civil Action No. 04-00188 (unassigned).  By Order Consolidating All Related Actions, Appointing Co-Lead Plaintiffs and Approving Their Selection of Co-Lead Counsel entered March 9, 2004 (“March 9, 2004 Order”), these actions, together with any subsequently filed or transferred actions on behalf of investors who purchased Biovail securities related to the claims asserted in these actions were consolidated for all purposes.  The March 9, 2004 Order also appointed Ontario Teachers’ Pension Plan Board and Local 282 Welfare Trust Fund as Co-Lead Plaintiffs and approved their selection of co-lead counsel for the Action;(1)

B.            On June 18, 2004, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder (the “First Amended Complaint”).  The First Amended Complaint generally alleges violations of the federal securities laws through, among other things, misstatements and omissions by Defendants in Communications (as defined below) regarding two drugs that would be launched in 2003, Cardizem LA and Wellbutrin XL, and the projections that they gave Wall Street which were based on the successful launches of those drugs.  The First Amended Complaint sought to proceed on behalf of a class consisting of all persons who purchased Biovail publicly traded common stock during the period February 7, 2003 through and including March 2, 2004, excluding certain named persons and entities;

(1)  The March 9, 2004 Order also appointed a third lead plaintiff whose motion to voluntarily withdraw as such was granted by Order entered on April 7, 2005.

C.            On September 28, 2004 Defendants moved to dismiss the First Amended Complaint.  The motion was denied by Order entered December 22, 2004.  Defendants answered the First Amended Complaint on February 4, 2005;

D.            On February 28, 2006, Lead Plaintiffs’ filed their motion (i) to certify the Action as a class action, (ii) to certify Lead Plaintiffs as well as Plaintiff City of Dearborn Heights Act 345 Pension System as Class Representatives, and (iii) to certify Co-Lead Counsel as Class Counsel.  The motion was fully briefed and argued to the Court and was sub judice at the time the agreement in principle to settle the Action was reached;

E.             On August 25, 2006, Lead Plaintiffs filed the Consolidated Second Amended Class Action Complaint (the “Complaint”) which generally alleges, among other things, that, in Communications in connection with the launching and marketing of Cardizem LA and reporting to the public about the launch of Cardizem LA, Biovail, with the participation of the Individual Defendants issued materially false and misleading press releases and other statements, including financial statements filed with the SEC, regarding Cardizem LA and Biovail’s financial condition during the Class Period in a scheme to artificially inflate the value of Biovail’s common stock;

F.             The Complaint further alleges that Lead Plaintiffs and the other members of the Class purchased the common stock of Biovail during the Class Period at prices artificially inflated as a result of the Defendants’ dissemination in Communications of materially false and misleading statements regarding Biovail in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder;

G.            On October 20, 2006, Defendants answered the Complaint;

H.            The Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted.  The parties to this Stipulation recognize, however, that the litigation has been filed by Plaintiffs and defended by Defendants in good faith and in compliance with Federal Rule of Civil Procedure 11, that the litigation is being voluntarily settled after advice of counsel, and that the terms of the settlement are fair, adequate and reasonable.  This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action;

I.              Plaintiffs’ Co-Lead Counsel have conducted an extensive investigation and thorough discovery relating to the claims and the underlying events and transactions alleged in the Complaint, including the review of millions of pages of documents produced by Defendants and third parties and the deposing of approximately fifteen (15) fact witnesses as of the date the agreement in principle to settle was reached.  Plaintiffs’ Co-Lead Counsel have analyzed the evidence adduced during pretrial discovery and have researched the applicable law with respect to the claims of Lead Plaintiffs and the other members of the Class against the Defendants and the potential defenses thereto;

J.             In the fall of 2005, the parties mediated before former Judge Nicholas Politan but were unable to reach an agreement to resolve the Action.  In December 2007, with the benefit of the development of the Action and the extensive discovery had since the earlier mediation and with the assistance of Gary V. McGowan, Esq. acting as a mediator, Lead Plaintiffs, by their counsel, conducted discussions and arm’s-length negotiations with counsel for Defendants with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class; and

K.            Based upon their investigation and pretrial discovery as set forth above, Lead Plaintiffs and Plaintiffs’ Co-Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the other members of the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering (i) the cash and other benefits that Lead Plaintiffs and the other members of the Class will receive from settlement of the Action, (ii) the attendant risks of litigation, including in particular the risks of establishing recoverable damages, and (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Lead Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all Settled Defendants’ Claims (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1.             As used in this Stipulation, the following terms shall have the following meanings:

(a)           “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

(b)           “Claims Administrator” means the firm of Complete Claim Solutions, LLC, which shall administer the Settlement.

(c)           “Class” means, for the purposes of this Settlement only, all persons and entities who purchased the common stock of Biovail on the New York Stock Exchange or other U.S. stock exchanges or the Toronto Stock Exchange or other Canadian stock exchanges during the period from February 7, 2003, through and including March 2, 2004.  Excluded from the Class are Biovail, its subsidiaries, affiliates, predecessor and successor entities; Ernst & Young LLP [U.S. and Canada] and any of their affiliates, subsidiaries, and predecessor and successor entities; Ernst & Young LLP [U.S. and Canada] partners and partners of any of their affiliates, subsidiaries, and predecessor and successor entities; individual defendants Eugene N. Melnyk, Brian H. Crombie, John R. Miszuk, Kenneth Howling, and Rolf Reininghaus; members of their immediate families; any entity in which any defendant has a controlling interest; any person who was an officer or director of Biovail during the Class Period; and the legal representatives, heirs, successors or assigns of any of the foregoing excluded persons or entities.  Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.  “Class Member” means a member of the Class.

(d)           “Class Period” means, for the purposes of this Settlement only, the period between and including February 7, 2003, and March 2, 2004.

(e)           “Communications” means communications made by Biovail, and the Individual Defendants (as defined below) in their capacities as officers and/or employees and/or directors of Biovail, in communicating financial and business information to shareholders and the general public in the ordinary course of Biovail’s business.

(f)            “Court” means the United States District Court for the Southern District of New York.

(g)           “Defendants” means Biovail and the Individual Defendants.

(h)           “Defendants’ Counsel” means the law firms of Howrey LLP and Curtis, Mallet-Prevost, Colt & Mosle LLP for Defendant Biovail and for the Individual Defendants.

(i)            “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in ¶ 23 below.

(j)            “Escrow Account” means one or more interest-bearing accounts created, established, designated, controlled and maintained by Bernstein Litowitz Berger & Grossmann LLP, acting as agent for the Class, wherein the Settlement Amount (as specified in ¶ 4 herein) shall be deposited by or at its direction on behalf of the Class and held in escrow.

(k)           “Escrow Agent” means Valley National Bank, or such other financial institution(s) as Plaintiffs’ Co-Lead Counsel shall select, which shall be responsible for overseeing, safeguarding and distributing the Escrow Account, acting as agent for the Class.

(l)            “Final,” with respect to the Judgment (as defined herein), means: (i) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal from the Court’s Judgment approving the Settlement substantially in the form of Exhibit B hereto, i.e., thirty (30) days after entry of the Judgment; or (ii) if there is an appeal from the Judgment, the date of final dismissal of any appeal from the Judgment, or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) the date of final affirmance on an appeal of the Judgment, the expiration of the time to file a petition for a writ of certiorari, or the denial of a writ of certiorari to review the Judgment, and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant.  Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

(m)          “Gross Settlement Fund” means the Settlement Amount plus any income or interest earned thereon, while held by the Escrow Agent.

(n)           “Individual Defendants” means Eugene N. Melnyk, Brian H. Crombie, John R. Miszuk, Kenneth Howling, and Rolf Reininghaus.

(o)           “Judgment” means the proposed judgment to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

(p)           “Net Settlement Fund” has the meaning defined in ¶ 5 herein.

(q)           “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and Settlement Fairness Hearing, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(r)            “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

(s)           “Plaintiffs’ Counsel” means Plaintiffs’ Co-Lead Counsel and all other counsel representing Class Member Plaintiffs in the Action.

(t)            “Plaintiffs’ Co-Lead Counsel” means the law firms of Bernstein Litowitz Berger & Grossmann LLP (“Bernstein Litowitz”) and Milberg LLP (“Milberg”).

(u)           “Proof of Claim” means the proposed proof of claim and release to be executed by Class Members substantially in the form attached hereto as Exhibit 2 to Exhibit A.

(v)           “Publication Notice” means the Summary Notice of Pendency of Class Action, Proposed Settlement and Settlement Hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.

(w)          “Released Parties” means Biovail and the Individual Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, attorneys, insurers, advisors, and investment advisors, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of any of the Defendants.

(x)            “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, including both known claims and Unknown Claims (as defined herein), (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Class Members or any of them on behalf of the Class against any of the Released Parties which arise out of, are related to, or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint and which relate to the purchase, sale or ownership of the securities of Biovail during the Class Period.

(y)           “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims (as defined herein), that have been or could have been asserted in the Action or any forum by any or all of the Released Parties against any of the Lead Plaintiffs, any of the other named plaintiffs in these consolidated actions or any of their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims that arise out of, or are pursuant to, the provisions of this Settlement).

(z)            “Settlement” means the settlement contemplated by this Stipulation.

(aa)         “Settlement Amount” means the amount specified in ¶ 4 herein.

(bb)         “Taxes” means collectively (i) any and all taxes, duties and similar charges (including any estimated taxes, withholdings, interest or penalties and interest thereon) arising in any jurisdiction with respect to the income or gains earned by or in respect of the Gross Settlement Fund, including, without limitation, any taxes or tax detriments that may be imposed upon the Defendants or their counsel with respect to any income earned by the Gross Settlement Fund for any period during which the Gross Settlement Fund may be finally determined to not qualify as a Qualified Settlement Fund (within the meaning contemplated in paragraph 5(b) herein) for federal or state income tax purposes or any distribution of any portion of the Gross

Settlement Fund to Authorized Claimants and other persons entitled hereto pursuant to this Stipulation and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, expenses of tax attorneys and accountants).

(cc)         “Unknown Claims” means any and all Settled Claims which any Lead Plaintiff or other Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his or its favor, which if known by him or it might have affected his or its decision(s) with respect to the Settlement.  With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Lead Plaintiffs and the Defendants shall expressly waive, and each other Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiffs and Defendants acknowledge, and all other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2.             The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

3.             (a)           Upon the Effective Date of this Settlement, Lead Plaintiffs and the other members of the Class on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any Settled Claims against any of the Released Parties.

(b)           Upon the Effective Date of this Settlement, each of the Defendants, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, and the other Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims against any of the Lead Plaintiffs, any of the other named plaintiffs in these consolidated actions and any of their attorneys.

(c)           Notwithstanding the provisions of ¶¶ 3(a) and (b) herein, in the event that any of the Released Parties asserts against either or both of the Lead Plaintiffs, any of the other named plaintiffs in these consolidated actions or any of their counsel, any claim that is a Settled Defendants’ Claim, then Lead Plaintiff(s), such other named plaintiff(s) or counsel shall be entitled to use and assert such factual matters included within the Settled Claims only against such Released Party in defense of such claim but not for the purposes of affirmatively asserting any claim against any Released Party.

THE SETTLEMENT CONSIDERATION

4.             In consideration for the releases and discharges provided for in ¶ 3:

(a)          Within thirty (30) days of Preliminary Approval of the Settlement, Biovail shall pay and shall cause the insurers to pay their agreed upon portions of the Settlement Amount, i.e., One Hundred Thirty-Eight Million Dollars ($138,000,000.00) in cash, either by wire transfer or check, to the Escrow Agent, as agent for the benefit of Lead Plaintiffs and the other members of the Class.

(b)         In addition, within six months after the Effective Date, Defendant Biovail will adopt the corporate governance enhancements described in Section A of Exhibit C to this Stipulation, and Defendant Biovail has agreed to maintain the corporate governance enhancements described in Section B of Exhibit C.

5.             (a)           The Gross Settlement Fund, net of any Taxes, shall be used to pay (i) the Notice and Administration Costs referred to in ¶ 7 herein, (ii) the attorneys’ fee and expense award referred to in ¶ 8 herein, and (iii) the remaining administration expenses referred to in ¶ 9 herein.  Additionally, Taxes shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.

(b)         The balance of the Gross Settlement Fund after the above payments shall be the “Net Settlement Fund.”  The Net Settlement Fund shall be distributed to the Authorized Claimants as provided in ¶¶ 10-12 herein, subject to the obligation, to the extent required by law, to withhold from any distributions to Authorized Claimants and other persons entitled thereto pursuant to this Stipulation any funds necessary to pay Taxes including the establishment of adequate reserves for Taxes as well as any amount that may be required to be withheld under

United States Treasury Reg. 1.468B-(l)(2) or otherwise under applicable law in respect of such distributions. Further, the Released Parties, Lead Plaintiffs and their respective counsel shall be indemnified and held harmless by the Escrow Account up to the amount in the Escrow Account for Taxes (including, without limitation, Taxes payable by reason of any such indemnification payments).  Any sums required to be held in escrow hereunder shall be held by Bernstein Litowitz, acting as agent for the Class.  All funds so held in the Escrow Account shall be deemed to be in the custody of the Court for the benefit of the Class and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed pursuant to this Stipulation and/or further order of the Court or the Settlement is terminated as provided herein.  The Escrow Agent shall invest any funds held in escrow in short-term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments), pursuant to instructions from Bernstein Litowitz, acting as agent for the Class, and shall collect and reinvest all interest accrued thereon.  The parties hereto agree that the Gross Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of United States Treasury Regulation § 1.468B-1 and that Plaintiffs’ Co-Lead Counsel, as administrators of the Gross Settlement Fund within the meaning of United States Treasury Regulation §1.468B-2(k)(3), shall be responsible for filing tax returns for the Gross Settlement Fund and paying from the Gross Settlement Fund any Taxes owed with respect to the Gross Settlement Fund.  The parties hereto agree that the Gross Settlement Fund shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Gross Settlement Fund as a Qualified Settlement Fund from the earliest date possible.   Counsel for Defendants agree to provide promptly to the Escrow Agent the statement described in United States Treasury Regulation § 1.468B-3(e).

ADMINISTRATION

6.             The Claims Administrator shall administer the Settlement for the benefit of the Class, subject to the jurisdiction of the Court.  Except as stated in ¶ 14 herein, Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection with such administration.  In particular, the Defendants, Released Parties and their respective counsel have no responsibility for or liability whatsoever with respect to (a) acts, omissions or determinations of Plaintiffs’ Co-Lead Counsel, the Claims Administrator or the Escrow Agent in connection with the administration of the Gross Settlement Fund or otherwise; (b) the management, investment or distribution of the Gross Settlement Fund; (c) losses suffered by or fluctuations in the value of the Gross Settlement Fund; (d) payment or withholding of any Taxes, expenses or costs incurred in connection with the taxation of the Gross Settlement Fund or the filing of any related returns; (e) the Plan of Allocation; or (f) the determination, administration, calculation or payment of any claims asserted against the Gross Settlement Fund (with the exception of providing the information referenced in the following sentence).  Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing without charge all information from Biovail’s transfer records concerning the identity of Class Members and their transactions.

7.             Plaintiffs’ Co-Lead Counsel may pay up to $500,000 from the Settlement Amount, without further order of the Court, for the reasonable costs and expenses associated with identifying members of the Class and effecting mail Notice and Publication Notice to the Class, and the administration of the Settlement, including, but not limited to, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims.

ATTORNEYS’ FEES AND EXPENSES

8.             As part of their motion for final approval of the Settlement, Plaintiffs’ Co-Lead Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees and reimbursement of expenses, including the fees of any experts or consultants incurred in connection with prosecuting the Action.  Such amounts as are awarded by the Court shall be payable from the Gross Settlement Fund to Plaintiffs’ Co-Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, collateral attack on the Settlement or any part thereof, subject to Plaintiffs’ Co-Lead Counsel’s joint and several liability and obligation to make appropriate refunds or repayments to the Gross Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, successful collateral attack, or for any other reason, the Settlement is terminated or the fee or cost award is reduced or reversed.  Such refunds or repayments will be made within thirty (30) days of any appeal and/or further proceedings on remand, or successful collateral attack, pursuant to which the Settlement is terminated or the fee or cost award is reduced or reversed.  Plaintiffs’ Co-Lead Counsel shall allocate the attorneys’ fees amongst Plaintiffs’ Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Action with Defendants.  The Released Parties have no liability or obligation to Lead Plaintiffs, the other members of the Class, or Plaintiffs’ Counsel, with respect to any attorneys’ fees, costs or expenses, other than the obligation to pay or cause to be paid the Settlement Amount.  It is not a condition of this Settlement that any particular attorneys’ fees, costs or expenses be awarded by the Court.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

9.             Plaintiffs’ Co-Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

10.           The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves).

11.           The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved.

12.           Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his, her or its Recognized Claim compared to the total Recognized Claims of all accepted claimants.  This is not a claims-made settlement.  The entire Net Settlement Fund shall be distributed to the Authorized Claimants.  The Defendants shall not be entitled to get back any of the Gross Settlement Fund and, prior to the Settlement becoming Final, shall be limited to the termination provisions outlined in ¶ 25.  The Defendants shall have no involvement in reviewing or challenging claims.

ADMINISTRATION OF THE SETTLEMENT

13.           Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

14.           The Claims Administrator shall process the Proofs of Claim and, after entry of the Class Distribution Order, distribute the Net Settlement Fund to the Authorized Claimants.  Except for their obligation to pay the Settlement Amount as set forth in ¶ 4(a), and to cooperate in the production of information with respect to the identification of Class Members from Biovail’s shareholder transfer records, as provided herein, Defendants and their insurers shall have no liability, obligation or responsibility for the administration or disbursement of the Gross or Net Settlement Funds pursuant to the Stipulation.  Plaintiffs’ Co-Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Plaintiffs’ Co-Lead Counsel deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

15.           For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

(a)           Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as Plaintiffs’ Co-Lead Counsel, in their discretion may deem acceptable;

(b)           All Proofs of Claim must be submitted by the date specified in the Notice, unless such period is extended by Order of the Court.  Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.  Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.  In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)           Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d)           Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the claimant in order to attempt to remedy the curable deficiencies in the Proof of Claim submitted.  The Claims Administrator shall notify, in a timely fashion and in writing, each claimant whose Proof of Claim it proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (e) below;

(e)           If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Co-Lead Counsel shall thereafter present the request for review to the Court; and

(f)            The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court in the Class Distribution Order.

16.           Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that claimant’s status as a Class Member and the validity and amount of the claimant’s claim.  No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

17.           Payment pursuant to this Settlement shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the

Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

18.           All proceedings with respect to the administration, processing and determination of claims described by ¶ 15 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

19.           The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator after the Effective Date on notice to Defendants’ Counsel pursuant to Order of the Court.

TERMS OF ORDER FOR NOTICE AND HEARING

20.           Concurrently with their application for preliminary Court approval of the Settlement contemplated by this Stipulation, Plaintiffs’ Co-Lead Counsel and Defendants’ Counsel jointly shall apply to the Court for entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A.

TERMS OF FINAL JUDGMENT

21.           If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter a Judgment substantially in the form annexed hereto as Exhibit B.

OPT-OUT TERMINATION RIGHT

22.           The Defendants may terminate this Settlement if Class Members who in total purchased in excess of ten percent (10%) of the shares of Biovail common stock purchased during the Class Period exclude themselves from the Class.  In the event of a termination by the Defendants, this Stipulation shall become null and void and of no further force and effect and the provisions of ¶ 25 shall apply.  If the Defendants elect to terminate this Settlement pursuant to this paragraph written notice of such termination must be provided to Plaintiffs’ Co-Lead Counsel on or before seven (7) calendar days prior to the Settlement Fairness Hearing.  Plaintiffs’ Co-Lead Counsel shall have the right to communicate with Class Members regarding their decisions to opt-out.  If a sufficient number of Class Members withdraw their requests for exclusion such that the total number of remaining shares requesting exclusion falls below the ten percent (10%) threshold noted above, Plaintiffs’ Co-Lead Counsel shall so advise Defendants’ Counsel and any notice by Defendants of termination of the Settlement shall automatically and immediately become null and void.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

23.           The “Effective Date” of Settlement shall be the date when all the following shall have occurred:

(a)           approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and

(b)           entry by the Court of a Judgment, substantially in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Judgment, or, if any appeal is filed and not dismissed, after such Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters a judgment in a form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review.

24.           Defendants or Lead Plaintiffs shall have the right to terminate the Settlement and thereby this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of:  (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Settlement as set forth in this Stipulation or any material part of it; (c) the Court’s declining to enter the Judgment in any material respect; (d) the date upon which the Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.

25.           Except as otherwise provided herein, in the event the Settlement is terminated, then the parties to this Stipulation shall be restored to their respective status in the Action as of December 7, 2007 and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered.  Furthermore, the Escrow Agent shall pay from the Escrow Account the sum of (a) an amount equal to that portion of the Settlement Amount previously paid by Biovail and the insurers to the Escrow Agent as agent for the Class; and (b) an amount equal to any interest or other income earned thereon; less the sum of (c) an amount equal to any Taxes paid or due with respect to such income; and (d) an amount equal to costs of administration and notice actually incurred and paid or payable from the Settlement Amount, to Biovail or the insurers (as the case may be).  For greater certainty, the amount to be paid to Biovail and each of the insurers will be an amount equal to the sum of each payor’s pro-rata share of (a) and (b) in the preceding sentence, less each payor’s pro-rata share of (c) in the preceding sentence.  The amount in (d) shall be treated as a defense cost to be deducted from the payment due to the insurer then responsible for paying or advancing defense costs.  Such payments will be made within thirty (30) days of termination.  It shall be Defendants’ responsibility to timely notify the Escrow Agent what the pro-rata share of each payor was and which insurer’s payment is to be reduced by the amount in (d).

NO ADMISSION OF WRONGDOING

26.           This Stipulation, whether or not consummated or terminated, and any proceedings taken pursuant to it:

(a)           shall not be offered or received against any of the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by any of the Plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of any of the Defendants;

(b)           shall not be offered or received against any of the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any of the Defendants;

(c)           shall not be offered or received against any of the Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Defendants may refer to it to effectuate the liability protection granted them hereunder;

(d)           shall not be construed against any of the Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e)           shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any of the other Class Members that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

MISCELLANEOUS PROVISIONS

27.           All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

28.           Each Defendant contributing to the Settlement Amount warrants as to himself or itself that, as to the payments made by or on behalf of him or it to the Settlement Amount, at the time of such payment that the Defendant made or caused to be made pursuant to ¶ 4 above, he or it was not insolvent, nor will the payment required to be made by or on behalf of him or it render such Defendant insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.  This warranty is made by each such Defendant and not by such Defendant’s Counsel.

29.           If a case is commenced in respect of any Defendant contributing the Settlement Amount (or any insurer contributing funds to the Settlement Amount on behalf of any Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, conservator, or other fiduciary is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Gross Settlement Fund or any portion thereof by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned and is in fact returned to such bankrupt Defendant or to the insurer who contributed the funds to the Settlement Amount on behalf of the Bankrupt Defendant, and such amount is not promptly deposited to the Gross Settlement Fund by others, then, at the election of Plaintiffs’ Co-Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of December 7, 2007 and an amount equal to the amount computed in ¶ 25 above, less any amount already in fact returned to the bankrupt Defendant or to the insurer who contributed the funds to the Settlement Amount on behalf of the Bankrupt Defendant, shall be paid to Biovail or the insurers (as the case may be).

30.           The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims.  Accordingly, Lead Plaintiffs and Defendants agree not to make any disparaging remarks about each other in any public statements concerning this litigation or the Settlement of this litigation and Lead Plaintiffs and Defendants agree they will not assert in any forum that the litigation was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis.  The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

31.           This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

32.           The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

33.           The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Co-Lead Counsel and enforcing the terms of this Stipulation.

34.           The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

35.           This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

36.           This Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.

37.           This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

38.           The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of New York without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

39.           No opinion or advice concerning the tax consequences of the proposed Settlement to individual Class Members is being given or will be given by Plaintiffs’ Co-Lead Counsel or counsel for the Defendants; nor is any representation or warranty in this regard made by virtue of this Stipulation.  Each Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

40.           This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

41.           All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

42.           Plaintiffs’ Co-Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation

and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

Dated:    April 4, 2008

	BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP		MILBERG LLP

		By:	Sanford P. Dumain (SD-8712)
By:	Max W. Berger (MB-5010)		Kent A. Bronson (KB-4906)
	Steven B. Singer (SS-5212)		Joshua E. Keller (JK-4882)
	Rochelle Feder Hansen (RH-7061)		One Penn Plaza
	1285 Avenue of the Americas		New York, New York 10119
	New York, New York 10019		Tel: 212-594-5300
	Tel: 212-554-1400		Fax: 212-868-1229
Fax: 212-554-1444

	Co-Lead Counsel and Counsel for Co-Lead Plaintiff Ontario Teachers’ Pension Plan Board		Co-Lead Counsel and Counsel for Co-Lead Plaintiff Local 282 Welfare Trust Fund

	HOWREY LLP		CURTIS, MALLET-PREVOST, COLT & MOSLE LLP

By:	Mark D. Wegener, Esq. (pro hac vice)	By:	Peter Fleming, Jr., Esq. (PEF-1354)
	Martin F. Cunniff, Esq. (pro hac vice)		T. Barry Kingham, Esq. (TBK-1219)
	Andrew D. Lazerow, Esq. (pro hac vice)		101 Park Avenue
	1299 Pennsylvania Ave., N.W.		New York, New York 10178
	Washington, D.C. 20004		Tel.: 212-696-6000
	Tel: 202-783-0800		Fax: 212-697-1559
Fax: 202-383-6610

	Co-Counsel for Defendants		Co-Counsel for Defendants